SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 29, 2007

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

              Nevada                                           0-7246                                        95-2636730

(State or Other Jurisdiction                       (Commission                                (IRS Employer

           of Incorporation)                                    File Number)                                Identification No.)

120 Genesis Boulevard, Bridgeport, WV  26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 304-842-3597

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

no change

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held by Petroleum Development Corporation on Friday, March 29, 2007 the Compensation Committee determined short-term incentive compensation terms for the CEO and other executive officers of the Company for the 40% of STI to be based on annual production.  The short-term incentive plan provides the potential for an annual bonus to each of the executive officers based on both Company and personal performance criteria.  Forty percent of the bonus will be determined by Company's production (measured in Mcf equivalents); thirty percent of the bonus will be determined by increases in diluted earnings per share; and the remaining thirty percent of the bonus will be determined by the Compensation Committee in its discretion based upon an evaluation by the Committee of the performance of each respective executive during the year.  The following table summarizes the criteria to be used in determining the bonus amounts:

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Production based on Mcf equivalents (2006 = 16,949 Mmcf)	24,000 Mmcf (42% increase)	26,000 Mmcf (54% increase)	28,000 Mmcf (66% increase)	40%
Diluted earnings per share	TBD	TBD	TBD	30%
Discretionary evaluation	Compensation Committee Determination			30%

Due to delays in the completion of the Company's 2006 financial results, target diluted earnings per share will be determined at a future date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:       April 2, 2007

By:          /s/ Richard McCullough

                Richard McCullough

                Chief Financial Officer